EXHIBIT 4.14

                   AGREEMENT BETWEEN BERKLEY PETROLEUM, INC.,
                 HILTON PETROLEUM, INC., TRIMARK RESOURCES INC.,
                     STB ENERGY, INC. AND KOB ENERGY, INC.,
                               DATED JUNE 10, 2002






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                             BERKLEY PETROLEUM. INC.
                             1201 Lake Robbins Drive
                           The Woodlands, Texas 77380



June 10, 2002

Letter of Understanding ("Letter")
East Lost Hills #4 and #9 Wells
Kern County, California

Gentlemen:

By Exploration Agreement, dated January 30, 1998, as amended, ("Agreement") between Armstrong Resources, LLC and Berkley Petroleum, mc., ("Berkley"), successor in interest to Berkley Petroleum Corp., et al., the undersigned parties or their predecessors agreed to participate in the drilling of an exploratory well(s) in the East Lost Hills Prospect located in Kern County, California.

Attached, as Exhibit "G" to the Agreement is a 1982 AAPL form 610 Model Form Operating Agreement ("JOA"). The JOA sets forth the procedures by which Test Wells are proposed and drilled. The JOA provides for a non-consent penalty of 400% along with additional penalties prescribed in Article XV B. of the JOA.

In accordance with the Agreement and JOA, the undersigned parties agreed to drill the East Lost Hills #4 and #9 wells (hereafter collectively called "ELH Wells"). In drilling the ELH Wells, Hilton Petroleum, Inc., STB Energy, Inc., Trimark Resources and KOB Energy, Inc. (collectively called "Defaulting Parties") failed to pay their proportionate share of the Cash Calls and invoices submitted in accordance with the JOA. Based upon the Operator's records for the ELH Wells, the Defaulting Parties currently owe the joint interest account the following amounts:

                                  ELH #4 WELL                  ELH #9 WELL
                                 -------------                -------------

Trimark Resources                 $ 237,486.57                 $ 164,011.21

STB Energy. Inc                  $1,246,800.76                 $ 861,056.56

Hilton Petroleum, Inc.           $1,633,285.48                $1,127,573.63

KOB Energy. Inc.                 $1,016,724.13                 $ 861,056.56
                                 -------------                -------------
Balance Owed                     $4,134,296.94                $3,013,697.96


The balances owed for the ELH Wells will be adjusted once all billings are reconciled and finalized. The following items will be included to calculate the payout balance for the ELH #4 Well (a) the outstanding, unpaid ELH #4 Well balance identified above; (b) pending invoices; (c) the cost of testing, completing, equipping, operating and maintaining the ELH #4 Well; (d) the cost of drilling, completing, equipping, operating and maintaining water disposal facilities associated with the ELH #4 Well; and (e) a 300% non- consent factor ("ELH #4 Payout"). The following items will be included to calculate the payout balance for the ELH #9 Well (a) the outstanding, unpaid ELH #9 Well balance identified above; (b) pending invoices; (c) the costs of testing, completing, equipping, operating and maintaining the ELH #9 Well; (d) the cost of drilling, completing, equipping, operating and maintaining water disposal facilities


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associated  with the ELH#9  Well;  and (e) a 300%  non-consent  factor  ("ELH #9
Payout"). The term "Payout" refers to either the ELH #4 Payout or the ELH #9 Payout whichever is applicable in the context used.

To resolve the unpaid balance owed by the Defaulting Parties in connection with the ELH Wells and permit testing and possible completion of the ELH Wells to proceed, the parties agree as follows:

- Berkley, OXY Lost Hills Inc., Ceniarth Inc., North Arm Resource Inc., Paramount Resources USA Inc. and Bellevue Resources, Inc. (collectively called "Carrying Parties") agree to assume their proportionate share of each Defaulting Parties' working interest in the ELH Wells as of the date AFE's for drilling the ELH Wells were first approved;

- in consideration of the Carrying Parties agreement to assume the Defaulting Parties' interest in the ELH Wells, the Carrying Parties shall be entitled to recover the ELH #4 Payout from the ELH #4 Well and the ELH #9 Payout from the ELH #9 Well;

- Should one of the ELH Wells fail to reach one-hundred fifty percent (150%) of its respective Payout, the unrecouped portion of Payout for such well will be treated in the following manner:

     1. If the unrecouped portion of Payout is equal to or greater than one-hundred fifty percent (150%) of the costs incurred by the Carrying Parties in drilling, testing, completing, equipping, operating and maintaining the applicable ELH Well, no further recoupment shall occur, or

     2. If the unrecouped portion of Payout is less than one-hundred fifty percent ( 150%) of the costs incurred by the Carrying Parties in drilling, testing, completing, equipping, operating and maintaining the applicable ELH Well, the unrecouped portion up to one- hundred fifty percent (150%) of Payout shall be transferred to the Payout balance of the remaining producing ELH Well.

- The Carrying Parties' willingness to assume the Defaulting Parties' working interest is limited to costs and expenses associated with the ELH Wells and is not intended to apply to any other well(s) drilled or proposed pursuant to the Agreement or the JOA;

- A Defaulting Party may at anytime prepay its then current ELH #4 Payout balance or ELH #9 Payout balance thereby reinstating its working interest in the applicable well. Thereafter, all operations involving the reinstated working interest in the applicable well shall be conducted in accordance with the JOA. Upon Payout of both ELH Wells this Letter shall terminate;

- This Letter provides the exclusive remedy by which the Carrying Parties will recoup from the Defaulting Parties the costs and expenses associated with the ELH #4 Payout and the ELH #9 Payout. Should additional wells be proposed pursuant to the Agreement and JOA, the Defaulting Parties will be permitted to elect whether to participate or non-consent the proposed operation as provided for in the JOA.

- All other terms and conditions of the Agreement and the JOA shall remain unchanged.



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Agreed to and accepted this 19th day of June, 2002.
BERKLEY PETROLEUM, INC.


/s/ Rex Alman
----------------------------------
By:   Rex Alman
Title: Sr. VP, Domestic Operations

DEFAULTING PARTIES:

Agreed to and accepted this 14th day of June. 2002.
HILTON PETROLEUM. INC.


/s/ Donald Busby
---------------------------------
By:   Donald Busby
Title:   Chief Executive Officer

Agreed to and accepted this 14th day of June. 2002.
TRIMARK RESOURCES INC.


/s/ Donald Busby
---------------------------------
By:    Donald Busby
Title:    Chief Executive Officer

Agreed to and accepted this _____ day of June. 2002.
STB Energy, Inc.



By:
     ----------------------------
Title:
        -------------------------

Agreed to and accepted this ____ day of June. 2002.
KOB Energy, Inc.



By:
     ----------------------------
Title:
        -------------------------



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